Exhibit 99.1

New York Mortgage Trust Reports

Third Quarter 2013 Results

NEW YORK, NY – November 5, 2013 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT,” the “Company,” “we,” “our” or “us”) today reported results for the three and nine months ended September 30, 2013.

Summary of Third Quarter 2013:

●

Net income attributable to common stockholders of $16.9 million, or $0.27 per share, for the quarter ended September 30, 2013 as compared to $7.9 million, or $0.30 per share, for the quarter ended September 30, 2012.

●

Net interest income rose to $15.3 million for the quarter ended September 30, 2013, an increase of $7.2 million over the quarter ended September 30, 2012 and $1.4 million over the quarter ended June 30, 2013.

●	Portfolio net interest margin increased to 359 basis points from 348 basis points from the previous quarter.

●	Book value per common share of $6.32 at September 30, 2013, as compared to $6.25 per common share at June 30, 2013.

●	Acquired $72.8 million in distressed residential mortgage loans and originated $21.3 million in mezzanine, debt and equity investments during the quarter.

●	Completed three residential structured financing transactions resulting in net proceeds of $136.6 million.

●	Declared third quarter dividend of $0.27 per common share that was paid on October 25, 2013.

NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets. The Company currently targets multi-family CMBS and certain commercial real estate-related debt investments, residential mortgage loans, including loans sourced from distressed markets, and Agency RMBS. RiverBanc, LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes. For a list of defined terms used from time to time in this press release, see “Defined Terms” below.

Management Overview

Steven Mumma, NYMT’s Chief Executive Officer and President, commented: “The third quarter was marked by continued volatility in the fixed income markets, but ended on a more positive note following the Federal Reserve’s announcement on September 18th that it had elected to delay tapering under QE3. Despite this volatility, our investment strategy performed solidly, as we saw improvements in almost all of our asset categories this quarter, including continued higher pricing of our multi-family CMBS investments and improved pricing in our net hedged Agency RMBS and IO portfolios. The net overall impact on our quarterly operating results was an increase in our book value per common share, higher net interest margin and solid earnings of $0.27 per share, with both earnings and net interest margin benefitting from the performance of the $174 million of credit sensitive assets purchased during the back half of the second quarter.

During the third quarter, we continued our focus of deploying greater levels of capital to credit sensitive assets that we believe will provide attractive risk-adjusted returns while requiring less short-term repurchase financing. For example, during the third quarter, we acquired $72.8 million in distressed residential mortgage loans and originated $21.3 million in mezzanine, debt and equity investments on primarily multi-family properties. We completed three separate fixed term structured financings of our distressed residential mortgage loans that generated net proceeds to us of $136.6 million. We believe the combination of these investments and financing transactions will allow us to continue to deliver stable returns in these volatile markets, as was the case this quarter.

The two most recent quarters have reinforced for us our investment strategy. As we move forward in the fourth quarter, we anticipate continuing to build out our diversified investment portfolio by pursuing investments in credit sensitive assets that we believe will collectively position us to deliver more stable returns over various economic cycles. Consistent with our investment strategy, we expect to fund an investment in a newly issued Freddie Mac K-series security during the fourth quarter and will continue to explore additional term structured financing options that reduce or eliminate counterparty risk.”

Capital Allocation

The following table sets forth our allocated capital by investment type at September 30, 2013 (dollar amounts in thousands):

	Agency RMBS	Agency IOs	Multi- Family(1)	Distressed Residential Loans	Residential Securitized Loans	Other(2)	Total

Carrying value	$775,587	$125,674	$307,404	$258,288	$170,306	$39,135	$1,676,394
Liabilities:
Callable	(693,652)	(85,572)	(6,557)	-	-	(8,400)	(794,181)
Non-callable	-	-	(79,148)	(174,894)	(164,775)	(45,000)	(463,817)
Hedges (Net)	2,723	11,903	-	-	-	-	14,626
Cash	-	22,339	-	-	-	20,509	42,848
Other	3,062	1,394	640	13,326	1,409	(18,018)	1,813
Net capital allocated	$87,720	$75,738	$222,339	$96,720	$6,940	$(11,774)	$477,683

(1)

The Company determined it is the primary beneficiary of the Consolidated K-Series and has consolidated the Consolidated K-Series into the Company’s financial statements.   A reconciliation to our financial statements is included below in additional information.

(2)

Other includes CLOs having a carrying value of $32.5 million, as well as loans held for investment and non-Agency RMBS. Other callable liabilities include an $8.4 million repurchase agreement on our CLO securities and other non-callable liabilities consist of $45.0 million in subordinated debentures.

Results of Operations

For the three and nine months ended September 30, 2013, we reported net income attributable to common stockholders of $16.9 million and $43.6 million, respectively, as compared to net income attributable to common stockholders of $7.9 million and $18.9 million for the same respective periods in 2012. The main components of the change in net income for the three and nine months ended September 30, 2013, as compared to the same periods for the prior year are in the following table (dollar amounts in thousands, except per share data):

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2013	2012	$ Change	2013	2012	$ Change
Net Interest Income	$15,337	$8,121	$7,216	$42,375	$20,246	$22,129
Total other income	$8,342	$3,612	$4,730	$17,484	$8,184	$9,300
Total general, administrative and other expenses	$5,082	$3,222	$1,860	$13,660	$8,573	$5,087
Income from operations before income taxes	$18,597	$8,511	$10,086	$46,199	$19,857	$26,342
Income tax expense	$211	$598	$(387)	$531	$1,065	$(534)
Net income	$18,386	$7,913	$10,473	$45,668	$18,792	$26,876
Preferred stock dividends	$(1,453)	–	$(1,453)	$(2,115)	–	$(2,115)
Net income attributable to common stockholders	$16,933	$7,913	$9,020	$43,553	$18,889	$24,664
Basic income per common share	$0.27	$0.30	$(0.03)	$0.76	$1.01	$(0.25)
Diluted income per common share	$0.27	$0.30	$(0.03)	$0.76	$1.01	$(0.25)

In general, the significant increases in a number of the line items are largely a function of the growth in the Company’s stockholders’ equity from $222.0 million as of September 30, 2012 to $477.7 million as of September 30, 2013 and the corresponding growth in the size of the Company’s portfolio of interest earning assets.

Net interest income for the three and nine months ended September 30, 2013 increased by 89% and 109%, respectively, as compared to the same periods in the prior year due, in large part, to an increase of $888.1 million and $1.0 billion in average interest earning assets in the respective periods.   The Company’s portfolio net interest margin was 359 basis points for the quarter ended September 30, 2013, an increase of 11 basis points from the previous quarter. The increase in third quarter 2013 net margin was directly related to our increased allocation of capital to our credit sensitive investments.

Total other income increased by $4.7 million and $9.3 million for the three and nine month periods ended September 30, 2013 as compared to the same periods in 2012, respectively. The changes in total other income for the three and nine months ended September 30, 2013 as compared to the same periods in 2012 were primarily driven by:

●

an increase in net unrealized gains on multi-family loans and debt held in securitization trusts of $5.6 million and $17.4 million for the three and nine months ended September 30, 2013, respectively, from the corresponding periods in 2012. The increase in unrealized gains was due to improved credit spreads as well as an increase in multi-family CMBS investments as compared to the corresponding prior year periods.  As of September 30, 2013, the net carrying value of our multi-family CMBS, which measures unrealized gains and losses through earnings, amounts to approximately $196.3 million as compared to approximately $89.6 million at September 30, 2012. Valuations on these assets continued to improve during the quarter from improved credit market conditions and greater demand by investors for this product;

●

a decrease in unrealized loss on investment securities and related hedges of $0.4 million for the three month period ended September 30, 2013 as compared to the three months ended September 30, 2012 and an increase in unrealized gain on investment securities and related hedges of $5.6 million for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012; and

●

a decrease in realized gain on investment securities and related hedges of $1.7 million for the three months ended September 30, 2013 and an increase in realized loss on investment securities and related hedges of $14.0 million for the nine months ended September 30, 2013, which were primarily related to our Agency IO strategy. The increased interest rate volatility combined with illiquidity in the inverse IO market resulted in larger than expected losses in this strategy during the second quarter of 2013 with a partial reversal realized during the third quarter of this year.

General, administrative and other expenses increased by $1.9 million and $5.1 million for the three and nine months ended September 30, 2013, respectively, as compared to the same periods in 2012. The increase was due primarily to an increase of $1.1 million and $2.5 million in expenses related to our distressed residential mortgage loan investments and an increase of $0.4 million and $1.5 million in management fees for the three and nine months ended September 30, 2013, respectively.

Book value per common share as of September 30, 2013 was $6.32, or an increase of $0.07 per common share from the Company’s book value per common share at June 30, 2013.

Portfolio Asset Yields

The following table summarizes the Company’s significant assets at and for the quarter ended September 30, 2013, classified by relevant categories (dollar amount in thousands):

	Carrying Value	Coupon(1)	Yield(1)	CPR(1)
Agency Fixed Rate RMBS	$560,583	2.94%	1.86%	8.5%
CMBS(2)	$283,044	0.11%	12.22%	N/A
Distressed Residential Mortgage Loans	$258,288	5.95%	6.99%	N/A
Agency ARMs	$215,004	2.93%	1.56%	16.8%
Agency IOs	$125,674	5.71%	9.07%	20.4%
Residential Securitized Mortgage Loans	$170,306	2.65%	2.54%	12.0%
CLOs	$32,454	4.25%	40.89%	N/A

(1)	Coupons, yields and CPRs are based on third quarter 2013 weighted average balances. Yields are calculated on amortized cost basis and do not reflect the effects of leverage.
(2)

CMBS carrying value, coupons and yield calculations are based on the underlying CMBS that are actually owned by the Company and do not include the other consolidated assets and liabilities of the Consolidated K-Series not owned by the Company.

Analysis of Changes in Book Value

The following table analyzes the changes in book value of our common stock for the three and nine months ended September 30, 2013 (amounts in thousands, except per share):

	Three Months Ended September 30, 2013			Nine Months Ended September 30, 2013
	Amount	Shares	Per Share (1)	Amount	Shares	Per Share (1)
Beginning Balance	$398,328	63,755	$6.25	$322,006	49,575	$6.50
Common stock issuance, net	148			98,589
Preferred stock issuance, net	–			72,397
Preferred stock liquidation preference	–			(75,000)
Balance after share issuance activity	398,476	63,755	6.25	417,992	63,755	6.56
Dividends declared	(17,214)		(0.27)	(47,918)		(0.75)
Net change AOCI: (2)
Hedges	(1,561)		(0.02)	3,337		0.05
RMBS	4,442		0.07	(23,658)		(0.37)
CMBS	2,589		0.04	11,228		0.18
CLOs	(982)		(0.02)	(1,851)		(0.03)
Net income	16,933		0.27	43,553		0.68
Ending Balance	$402,683	63,755	$6.32	$402,683	63,755	$6.32

(1)	Outstanding shares used to calculate book value per share for the quarter ended period is based on outstanding shares as of September 30, 2013 of 63,754,730.
(2)	Accumulated other comprehensive income (“AOCI”).

Conference Call

On Wednesday, November 6, 2013, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three and nine months ended September 30, 2013. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, November 13, 2013 and can be accessed by dialing (855) 859-2056 and entering passcode 94420516. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Third quarter 2013 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or before November 12, 2013. A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

Defined Terms

The following defines certain of the commonly used terms in this press release: “RMBS” refers to residential mortgage-backed securities comprised of adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only securities; “Agency RMBS” refers to RMBS representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); “Agency ARMs” refers to Agency RMBS comprised of adjustable-rate and hybrid adjustable-rate RMBS; “IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; “Agency IOs” refers to an IO that represents the right to the interest component of cash flow from a pool of residential mortgage loans issued or guaranteed by a GSE, or an agency of the U.S. government; “POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans; “ARMs” refers to adjustable-rate residential mortgage loans; “residential securitized loans” refers to prime credit quality residential ARM loans held in securitization trusts; “distressed residential mortgage loans” refers to pools of performing, re-performing and to a lesser extent non-performing, fixed-rate and adjustable-rate, fully amortizing, interest-only and balloon, seasoned mortgage loans secured by first liens on one- to four-family properties; “CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as IO or PO securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; “multi-family CMBS” refers to CMBS backed by commercial mortgage loans on multi-family properties; “multi-family securitized loans” refers to the commercial mortgage loans included in the Consolidated K-Series; “CDO” refers to collateralized debt obligation; “CLO” refers to collateralized loan obligation; and “Consolidated K-Series” refers to, in the case of the three and nine month periods ended September 30, 2013, five separate Freddie Mac- sponsored multi-family loan K-Series securitizations, or in the case of the three and nine month periods ended September 30, 2012, three separate Freddie Mac-sponsored multi-family loan K-Series securitizations, of which we, or one of our special purpose entities, or SPEs, own the first loss PO securities and certain IO securities.

Additional Information

We determined that the Consolidated K-Series were variable interest entities and that we are the primary beneficiary of the Consolidated K-Series. As a result, we are required to consolidate the Consolidated K-Series’ underlying multi-family loans including their liabilities, interest income and expense in our consolidated financial statements. We have elected the fair value option on the assets and liabilities held within the Consolidated K-Series, which requires that changes in valuations in the assets and liabilities of the Consolidated K-Series be reflected in our consolidated statement of operations.

A reconciliation of our net capital investment in multi-family to our financial statements as of September 30, 2013 is set forth below:

Multi-Family loans held in securitization trusts, at fair value	$6,668,608
Multi-Family CDOs, at fair value	(6,472,278)
Net carrying value Consolidated K-Series	196,330
Investment securities available for sale, at fair value held in securitization trusts	86,714
Total CMBS, at fair value	283,044
Mezzanine, debt and equity investments	24,360
Securitized debt	(79,148)
Repurchase agreement	(6,557)
Other	640
Net capital in Multi-Family	$222,339

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). The Company invests in mortgage-related and financial assets and targets Agency RMBS, consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS, Agency IOs consisting of interest only and inverse interest only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans, multi-family CMBS, certain commercial real estate-related debt investments and residential mortgage loans, including loans sourced from distressed markets.

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The following factors are examples of those that could cause actual results to vary from the Company’s forward-looking statements: changes in interest rates and the market value of the Company’s securities; changes in credit spreads; the impact of the downgrade of the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying the Company’s investment securities; increased rates of default and/or decreased recovery rates on the Company’s assets; the Company’s ability to borrow to finance its assets; changes in government regulations affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for federal tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

CONTACT:	AT THE COMPANY Kristine R. Nario Investor Relations Phone: (646) 216-2363 Email: knario@nymtrust.com

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012

INTEREST INCOME:
Investment securities and other	$11,149	$6,365	$32,923	$16,748
Multi-family loans held in securitization trusts	61,179	36,075	160,981	67,079
Residential mortgage loans held in securitization trusts	1,120	1,429	3,655	4,201
Distressed residential mortgage loans	3,421	-	7,410	-
Total interest income	76,869	43,869	204,969	88,028

INTEREST EXPENSE:
Investment securities and other	1,598	931	5,045	1,883
Multi-family collateralized debt obligations	56,199	33,374	148,107	62,489
Residential collateralized debt obligations	281	321	857	1,012
Securitized debt	2,981	639	7,177	916
Subordinated debentures	473	483	1,408	1,482
Total interest expense	61,532	35,748	162,594	67,782

NET INTEREST INCOME	15,337	8,121	42,375	20,246

OTHER INCOME (EXPENSE):
Provision for loan losses	(238)	(247)	(905)	(536)
Impairment loss on investment securities	(225)	-	(225)	-
Realized gain (loss) on investment securities and related hedges, net	3,319	5,036	(8,334)	5,637
Realized gain on distressed residential mortgage loans	486	-	1,057	-
Unrealized (loss) gain on investment securities and related hedges, net	(1,498)	(1,876)	3,014	(2,577)
Unrealized gain on multi-family loans and debt held in securitization trusts, net	6,338	762	22,370	4,990
Other income (loss) (including $96, $0, $156 and $0 from related parties, respectively)	160	(63)	507	670
Total other income	8,342	3,612	17,484	8,184

Management fees (including $747, $236, $2,068 and $561 to related parties, respectively)	2,213	1,772	5,455	3,987
Expenses related to distressed residential mortgage loans	1,051	-	2,533	-
Other general and administrative expenses (including $135, $152, $504 and $468 to related parties, respectively)	1,818	1,450	5,672	4,586
Total general, administrative and other expenses	5,082	3,222	13,660	8,573

INCOME FROM OPERATIONS BEFORE INCOME TAXES	18,597	8,511	46,199	19,857
Income tax expense	211	598	531	1,065
NET INCOME	18,386	7,913	45,668	18,792
Net (loss) income attributable to noncontrolling interest	-	-	-	(97)
Preferred stock dividends	(1,453)	-	(2,115)	-
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$16,933	$7,913	$43,553	$18,889

Basic income per common share	$0.27	$0.30	$0.76	$1.01
Diluted income per common share	$0.27	$0.30	$0.76	$1.01
Dividends declared per common share	$0.27	$0.27	$0.81	$0.79
Weighted average shares outstanding-basic	63,755	26,541	57,493	18,629
Weighted average shares outstanding-diluted	63,755	26,541	57,493	18,629

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except per share data)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS

Investment securities available for sale, at fair value (including pledged securities of $867,297 and $954,656, respectively)	$936,140	$1,034,711
Investment securities available for sale, at fair value held in securitization trusts	86,714	71,159
Residential mortgage loans held in securitization trusts (net)	170,306	187,229
Distressed residential mortgage loans held in securitization trusts (net)	254,895	60,459
Multi-family loans held in securitization trusts, at fair value	6,668,608	5,442,906
Derivative assets	194,433	246,129
Cash and cash equivalents	20,509	31,777
Receivables and other assets	118,441	86,031
Total Assets (1)	$8,450,046	$7,160,401

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$794,181	$889,134
Residential collateralized debt obligations	164,775	180,979
Multi-family collateralized debt obligations, at fair value	6,472,278	5,319,573
Securitized debt	254,042	117,591
Derivative liabilities	5,613	5,542
Payable for securities purchased	186,062	245,931
Accrued expenses and other liabilities (including $418 and $211 to related parties, respectively)	50,412	34,645
Subordinated debentures	45,000	45,000
Total liabilities (1)	7,972,363	6,838,395

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $0.01 par value, 7.75% Series B cumulative redeemable, $25 liquidation preference per share, 3,450,000 shares authorized, 3,000,000 and 0 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	72,397	-
Common stock, $0.01 par value, 400,000,000 shares authorized, 63,754,730 and 49,575,331 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	638	496
Additional paid-in capital	403,420	355,006
Accumulated other comprehensive income	7,144	18,088
Accumulated deficit	(5,916)	(51,584)
Total stockholders' equity	477,683	322,006
Total Liabilities and Stockholders' Equity	$8,450,046	$7,160,401

(1) Our condensed consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs") as the Company is the primary beneficiary of these VIEs. As of September 30, 2013 and December 31, 2012, assets of consolidated VIEs totaled $7,222,065 and $5,786,569, respectively, and the liabilities of consolidated VIEs totaled $6,915,904 and $5,636,650, respectively.